Exhibit 99.9

Star Integratia Limited

Insider Trading Policy

This Insider Trading Policy describes the standards of Star Integratia Limited and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective immediate family members of the Company and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, “Company Insiders”), and (iii) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

POLICY APPLICABLE TO ALL EMPLOYEES, OFFICERS AND DIRECTORS

1. Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities.

This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors, officers, employees, and their respective family members.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other publicly-traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company’s management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

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(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information, normally two trading days.

(c) Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v) providing a reporting system with an effective whistleblower protection mechanism.

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4. Exceptions

The trading restrictions of this Policy do not apply to exercising stock options granted under the Company’s current or future equity incentive plans or option plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

(b) Company-Imposed Penalties. Persons who violate this Policy are subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

PART II

ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO COMPANY INSIDERS AND COVERED PERSONS

1. Blackout Periods and Trading Windows

(a) Blackout Periods. No Company Insider or Covered Person shall engage in any transaction involving the Company’s securities during the following “blackout periods”:

(i) during the period beginning 30 days before the end of each fiscal quarter and ending two full trading days after the public release of earnings for that quarter; and

(ii) during any period when the Company’s management or the Board determines that a blackout period is appropriate due to material corporate developments.

(b) Trading Windows. Transactions are generally permitted during the period beginning two full trading days after the public release of earnings and ending 30 days before the end of the next fiscal quarter, provided that the Company Insider or Covered Person is not in possession of material nonpublic information.

(c) Rule 10b5-1 Trading Plans. Notwithstanding the foregoing, transactions pursuant to a written plan that has been adopted in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and that has been pre-approved by the Compliance Officer, may be made even during blackout periods, provided such plan does not permit the exercise of discretion by the person adopting the plan with respect to such transactions.

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2. Short Sales; Publicly Traded Options; Pledging and Hedging

Company Insiders and Covered Persons are prohibited from engaging in short sales of the Company’s securities or entering into puts, calls or other derivative securities based on the Company’s securities. Company Insiders and Covered Persons are also prohibited from pledging Company securities as collateral for a loan and from engaging in hedging transactions with respect to Company securities.

3. Pre-Clearance

All transactions in the Company’s securities by Company Insiders and Covered Persons (including transactions pursuant to a Rule 10b5-1 plan), must be pre-cleared by the Compliance Officer. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine that the transaction should not be completed at that time. A grant of pre-clearance is valid for only five business days from the date of such pre-clearance. Company Insiders and Covered Persons may not conduct any transactions outside of a trading window even if they have received pre-clearance to do so.

4. Prohibited Transactions

The Compliance Officer may grant exceptions to the blackout period or pre-clearance requirements in extraordinary circumstances. No exception will be granted unless the Compliance Officer has concluded that the transaction in question is not based on material nonpublic information.

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I acknowledge that I have read and understand the Insider Trading Policy of Star Integratia Limited and agree to comply with its terms.

Signature: ____________________________

Printed Name: _________________________

Date: _________________________________

Title: ________________________________

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